                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             RENAL CARE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             RENAL CARE GROUP, INC.
                        2100 WEST END AVENUE, SUITE 800
                           NASHVILLE, TENNESSEE 37203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, JUNE 7, 2000

To the Stockholders of Renal Care Group, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Renal Care Group, Inc. (the "Company" or "RCG"), will be held at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, on Wednesday, June 7, 2000 beginning at 9:00 a.m. (Central Daylight Time) for the following purposes:

     (1) To elect three Class I directors to serve for a term of three (3) years and until their successors are elected;

     (2) To consider and vote upon a proposal to approve an amendment to the Renal Care Group, Inc. 1999 Long-Term Incentive Plan (the "Long-Term Incentive Plan") to increase the number of shares available for issuance thereunder; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

     The Board of Directors of RCG unanimously recommends that stockholders vote FOR the director nominees named in the Proxy Statement and FOR approval of the proposed amendment to the Long-Term Incentive Plan.

     Stockholders are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors

                                          Douglas B. Chappell,
                                          Secretary

April 28, 2000

                                   IMPORTANT

     YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             RENAL CARE GROUP, INC.

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 2000

     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Renal Care Group, Inc. (the "Company" or "RCG") from holders of the Company's common stock, $0.01 par value (the "Common Stock"). These proxies will be voted at the 2000 annual meeting of stockholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. (Central Daylight Time) on Wednesday, June 7, 2000, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, and at any adjournments or postponements thereof. The mailing address of the principal executive offices of the Company is 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

     Stockholders of record as of the close of business on April 17, 2000 (the "Record Date"), are entitled to vote at the Annual Meeting and any adjournments. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors. As of the close of business on April 17, 2000, there were 45,116,717 shares of Common Stock outstanding. The Notice of Annual Meeting, this Proxy Statement and the proxy are first being mailed to stockholders on or about May 1, 2000.

     A majority of the outstanding shares of Common Stock entitled to vote at the meeting, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the stockholders. If adjournment is proposed by the Company, the persons named on the enclosed proxy will vote all shares for which they have voting authority in favor of adjournment.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are given, the proxies will be voted in favor of the matters listed on the proxy card. Directors must be elected by a plurality of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. The proposed amendment to the Long-Term Incentive Plan and any other matters will be determined based upon the vote of the majority of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present.

     Shares represented by proxies that are marked "withhold authority" or "abstain" will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies that include broker nonvotes will also be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees or a broker nonvote will have an effect on the outcome of the election of directors or the amendment of the Long-Term Incentive Plan.

     All expenses of the Annual Meeting, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

     Any stockholder returning the accompanying proxy card may revoke that proxy at any time prior to the Annual Meeting by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a proxy card bearing a later date.

                        PROPOSALS FOR STOCKHOLDER ACTION

                                   PROPOSAL 1

                         ELECTION OF CLASS I DIRECTORS

     The Company's Board of Directors is composed of three classes, designated Class I, Class II, and Class III. The term of the Class I directors expires at the Annual Meeting. The current Class I directors are Sam A. Brooks, Stephen D. McMurray, M.D. and William V. Lapham. The Board of Directors has designated Sam
A. Brooks, Stephen D. McMurray and William V. Lapham as the nominees for election as Class I directors at the Annual Meeting. The term of the Class II directors will expire at the 2001 annual meeting of the stockholders of the Company, and the term of the Class III directors will expire at the 2002 annual meeting of the stockholders of the Company. Each succeeding term of a director in Class I, Class II or Class III will be for three years or until his or her successor is elected. The members of Class II are Joseph C. Hutts, Harry R. Jacobson, M.D. and Thomas A. Lowery, M.D., and the members of Class III are John
D. Bower, M.D., Kenneth E. Johnson, Jr., M.D. and W. Tom Meredith, M.D.

     The Amended and Restated Certificate of Incorporation of the Company presently provides that the Board of Directors shall consist of between five and twelve members, and that the actual number of members shall be determined within such minimum and maximum by resolutions adopted by an affirmative vote of at least two-thirds (2/3) of the total number of directors then in office. The Amended and Restated Certificate of Incorporation of the Company further provides that any vacancy in the Board created by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise may be filled, until the next election of directors by the stockholders, by the affirmative vote of at least two-thirds (2/3) of the total number of directors then remaining in office, though they may constitute less than a quorum of the Board.

     Each nominee for election at the Annual Meeting has consented to be named as a candidate in this Proxy Statement and to serve, if elected. The Company knows of no reason why any nominee may be unwilling or unable to serve as a director. If any nominee is unwilling or unable to serve, the shares represented by all valid proxies will be voted for such other person as the Board of Directors may recommend.

     Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Therefore, the three nominees for election as Class I directors who receive the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors as Class I directors. Unless the stockholder gives other instructions, the persons named in the accompanying proxy will vote FOR Mr. Brooks, Dr. McMurray and Mr. Lapham as Class I directors.

     Information as to each nominee and as to directors continuing as Class II directors and Class III directors follows:

CLASS I DIRECTORS -- NOMINEES FOR ELECTION AT THE ANNUAL MEETING -- TERM
  EXPIRING AT THE 2003 ANNUAL MEETING

SAM A. BROOKS
Age -- 61

     Mr. Brooks has been President and Chief Executive Officer of the Company since 1995, Chairman since October 1997, and served as Treasurer from June 1995 to November 1995. He also currently serves as President of MedCare Investments, Inc., a health care investment company, and he has held that position since 1991. Mr. Brooks is a director of Quorum Health Group, Inc., an owner, operator and manager of acute care hospitals and PhyCor, Inc., an operator of multi-specialty medical clinics.

STEPHEN D. MCMURRAY, M.D.
Age -- 52

     Dr. McMurray has been a director of the Company since 1996. He is a board-certified nephrologist trained at Indiana University Medical Center. Dr. McMurray has practiced nephrology in Fort Wayne, Indiana, since 1977. He has been President of the Medical Staff at Lutheran Hospital in Fort Wayne, Indiana, and has been affiliated with Indiana Dialysis Management, P.C. since 1991. Dr. McMurray was also a founder of D.M.N. Professional Corporation, one of the companies included in the formation of the Company in February 1996. Dr. McMurray is presently a member of the Board of Directors of the Renal Physicians Association.

WILLIAM V. LAPHAM
Age -- 61

     Mr. Lapham has been a director of the Company since July 1999. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999. From 1963 until his retirement in 1998, Mr. Lapham was a partner in Ernst & Young LLP and its predecessors. He was a member of Ernst & Young's International Council for eight years ending in December 1997. Mr. Lapham is a director of LifePoint Hospitals, Inc., an operator of general, acute care hospitals in non-urban areas.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                    THE ABOVE NOMINEES AS CLASS I DIRECTORS.

CURRENT DIRECTORS WHOSE TERMS ARE NOT EXPIRING AT THE ANNUAL MEETING:

CLASS II DIRECTORS -- TERM EXPIRING AT THE 2002 ANNUAL MEETING

JOSEPH C. HUTTS
Age -- 58

     Mr. Hutts has been a director of the Company since 1995. He has been Chairman of the Board, President and Chief Executive Officer of PhyCor, Inc., an operator of multi-specialty medical clinics, since 1988. Mr. Hutts was formerly with Hospital Corporation of America in various positions, the last of which was President, HCA Health Plans. From 1986 to 1988, Mr. Hutts was Vice Chairman and Chief Operating Officer of Equitable HCA Corporation, which did business as Equicor. Mr. Hutts serves on the board of directors of Quorum Health Group, Inc.

HARRY R. JACOBSON, M.D.
Age -- 52

     Dr. Jacobson has been a director of the Company since 1995 and was Chairman of the Board of Directors of the Company from 1995 to 1997. He currently serves as Vice Chancellor for Health Affairs at Vanderbilt University, a position he has held since 1997. He also currently serves as Professor of Medicine at Vanderbilt University Medical Center, a position he has held since 1985. Dr. Jacobson received a B.S. degree from the University of Illinois and his M.D. from the University of Illinois Abraham Lincoln School of Medicine. He completed his internal medicine training at Johns Hopkins Hospital and his nephrology training at Southwestern Medical School in Dallas, Texas.

THOMAS A. LOWERY, M.D.
Age -- 56

     Dr. Lowery has been a director of the Company since 1996. He is a board-certified nephrologist trained at Baylor College of Medicine and the University of Alabama, Birmingham. He has served on the Executive Committee of Southwest Organ Bank and has been the Director of the Renal Transplant Program of East Texas Medical Center in Tyler, Texas. In addition, he has practiced as a partner of Tyler Nephrology Associates, P.A. and its predecessors since 1979. Dr. Lowery was a founder of one of the companies included in the formation of the Company in February 1996.

CLASS III DIRECTORS -- TERM EXPIRING AT THE 2003 ANNUAL MEETING

JOHN D. BOWER, M.D.
Age -- 68

     Dr. Bower has been a director of the Company since 1996. He is a board-certified nephrologist trained at the Medical College of Virginia. Dr. Bower has practiced in Mississippi since 1972. He has been a Professor of Medicine and Chief, Division of Nephrology at University of Mississippi Medical Center since 1976 and 1990, respectively. In addition, he served as Chairman of the Board and President of Medical Enterprises Ltd., a Mississippi corporation ("MEL"), and served as Chief Executive Officer of MEL from 1993 to 1995. He also has served as Chairman of the Board and President of Kidney Care, Inc., a Mississippi nonprofit corporation ("Kidney Care") since 1973. MEL and Kidney Care were related dialysis providers whose dialysis businesses were included in the formation of the Company in February 1996.

KENNETH E. JOHNSON, JR., M.D.
Age -- 55

     Dr. Johnson has been a director of the Company since 1996. He is a board-certified nephrologist trained at the University of Utah. In 1975, Dr. Johnson was a founding partner of Arizona Nephrology Associates and RenalWest, L.C. ("RenalWest"). Dr. Johnson joined the Board of Directors when the Company acquired RenalWest in September 1996. Dr. Johnson has served as the director of the critical care units of two hospitals and serves as chairman of several Departments of Medicine in the East Valley area of Mesa, Arizona. Dr. Johnson is a member of the Medical Review Board of the Regional End Stage Renal Disease Network.

W. TOM MEREDITH, M.D.
Age -- 64

     Dr. Meredith has been a director of the Company since 1996. He is a board-certified nephrologist who practiced in Wichita, Kansas, from 1969 until his retirement in August 1999. He has been Clinical Associated Professor, Department of Internal Medicine, The University of Kansas School of Medicine, Wichita, since 1977. In addition, he served as the President of Kansas Nephrology Association from 1979 until it was acquired in the formation of the Company in February 1996 and was the President of Kansas Nephrology Physicians, P.A. from 1990 until August 1999.

BOARD COMMITTEES, ATTENDANCE, AND COMPENSATION OF DIRECTORS

COMMITTEES

     The Board of Directors has established three Committees, the Audit and Compliance Committee, the Compensation Committee, and the Nominating Committee, each of which is briefly described below.

     The Company's Audit and Compliance Committee, composed solely of non-employee directors, recommends the annual appointment of the Company's independent auditors and, in conjunction with such auditors, reviews the scope of audit and other assignments and related fees. The Audit and Compliance Committee also reviews the accounting principles used by the Company in financial reporting, the Company's internal auditing procedures and the adequacy of the Company's internal control procedures, all in conjunction with the Company's auditors. The Audit and Compliance Committee also oversees the activities of the Company's internal compliance committee and receives reports from that committee and the Company's Compliance Officer. The Audit and Compliance Committee is chaired by Mr. Lapham and also includes Mr. Hutts, Dr. Johnson and Dr. Lowery.

     The Company's Compensation Committee, composed solely of non-employee directors, is responsible for establishing salaries, bonuses, and other compensation for the Company's executive officers and administering any stock option and other employee benefit plans of the Company. The Compensation Committee is chaired by Dr. McMurray and also includes Mr. Hutts, Mr. Lapham and Dr. Meredith.

     The Company's Nominating Committee is responsible for considering nominations of Directors to the Company's Board of Directors and currently consists of Dr. Jacobson, Mr. Brooks and Dr. Bower. The

Nominating Committee will consider nominees recommended by stockholders provided that the names of such persons are submitted no later than the date established for the submission of stockholder proposals for action at the Company's next annual meeting of stockholders.

MEETINGS

     During 1999, the Board of Directors of the Company held four regularly scheduled meetings. In addition, the Compensation Committee met once, the Audit and Compliance Committee met twice and the Nominating Committee met once. Each director attended at least 75% of the total number of meetings held by the Board of Directors and its committees on which he served.

COMPENSATION OF DIRECTORS

     Employees of the Company who are members of the Board of Directors of the Company do not receive any compensation for serving on the Company's Board of Directors. Each non-employee member of the Board of Directors, other than members who serve as Medical Directors, receives a fee of $2,000 for each meeting of the Board of Directors he attends, and $1,000 for each committee meeting he attends that is not on the same day as a meeting of the Board of Directors. All directors of the Company, including members who are employees, receive reimbursement of out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

     The Company maintains the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors (the "Outside Director Plan") to provide for grants of options to its non-employee directors. Prior to the Company's initial public offering and adoption of the Outside Director Plan, (a) Mr. Hutts was granted options to purchase an aggregate of 22,500 shares of Common Stock, of which 9,000 are exercisable at a price of $3.33 per share and 4,500 are exercisable at $8.00 per share, and (b) Dr. Jacobson was granted options to purchase an aggregate of 168,750 shares of Common Stock, of which 56,250 are exercisable at a price of $3.33 per share and 112,500 are exercisable at $8.00 per share.

     The Outside Director Plan provides for automatic grants to Directors of the Company who are (1) not employees of the Company, (2) not the Chairman or Vice Chairman of the Board of Directors of the Company, and (3) not a party to, and whose medical practices are not a party to, a medical director agreement with the Company that is in force (each an "Eligible Director"). The Outside Director Plan provides for an initial grant to each Eligible Director of 11,250 shares on the date such person first becomes a Director and subsequent annual grants of options to purchase 5,625 shares of Common Stock following each annual meeting. The annual grants are made on the day following each annual meeting of stockholders beginning with the 1997 Annual Meeting. The Option Price for each option granted under the Outside Director Plan is the "Fair Market Value," as that term is defined in the Outside Director Plan, of the shares of Common Stock subject to the option on the date the option is granted. Such options are immediately exercisable and will have a term of ten years. Accordingly, on the day after the Annual Meeting, the Company will grant to each Eligible Director an option to purchase 5,625 shares of Common Stock with an exercise price of the Fair Market Value on such date.

                                   PROPOSAL 2

                     APPROVAL OF PROPOSED AMENDMENT TO THE
                            LONG-TERM INCENTIVE PLAN

     The Renal Care Group, Inc. 1999 Long-Term Incentive Plan (the "Long-Term Incentive Plan") was adopted by the Board of Directors in April 1999 and approved by the stockholders of the Company at the 1999 annual meeting. Under the Long-Term Incentive Plan, the Company has reserved for issuance upon the grant or exercise of awards a total of 1,500,000 shares of the authorized but unissued shares of Common Stock. The Board of Directors has adopted resolutions approving and recommending to the stockholders for their approval an amendment to the Long-Term Incentive Plan which would increase the number of shares of Common Stock reserved for issuance under the Long-Term Incentive Plan from 1,500,000 to 2,500,000 shares. If approved by the stockholders, the proposed Amendment will be effective as of the date of the Annual Meeting.

     A summary of the Long-Term Incentive Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Long-Term Incentive Plan, a copy of which may be obtained, free of charge, upon written request to the Secretary, Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

GENERAL

     The purpose of the Long-Term Incentive Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers, consultants and directors to those of the stockholders, and by providing such employees, officers, consultants and directors with an incentive for outstanding performance. As of March 31, 2000, there were approximately 270 persons eligible to participate in the Long-Term Incentive Plan.

     The Long-Term Incentive Plan authorizes the granting of awards to employees, officers, consultants and directors of the Company or its subsidiaries in the following forms: (i) options to purchase shares of Common Stock which may be incentive stock options or nonqualified stock options; (ii) stock appreciation rights ("SARs"); (iii) performance units; (iv) restricted stock; (v) dividend equivalents; (vi) other stock-based awards; or (vii) any other right or interest relating to Common Stock or cash. The maximum number of shares of Common Stock with respect to one or more options and/or SARs that may be granted during any one calendar year under the Long-Term Incentive Plan to any one participant is 300,000.

     Pursuant to Section 162(m) of the Code, the Company may not deduct compensation in excess of $1 million paid to the President and the four next most highly compensated executive officers of the Company. The Long-Term Incentive Plan is designed to comply with Code Section 162(m) so that the grant of options and SARs under the Long-Term Incentive Plan, and other awards, such as performance units, that are conditioned on the performance goals described in
Section 13.13 of the Long-Term Incentive Plan, will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company. The Board of Directors has approved the proposed amendment to the Long-Term Incentive Plan for submission to the stockholders at the Annual Meeting in order to permit the grant of awards thereunder that will constitute deductible performance-based compensation for purposes of Code Section 162(m).

ADMINISTRATION

     The Long-Term Incentive Plan provides that it will be administered by a committee designated by the Board of Directors of the Company (the "Committee"), or at the discretion of the Board from time to time, by the Board. The Board of Directors has designated the Stock Option Subcommittee of the Compensation Committee to serve as the Committee under the Long-Term Incentive Plan. The Committee has the power, authority and discretion to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Long-Term Incentive Plan; and make all other decisions and determinations that may be required under, or as the Committee deems necessary or advisable to administer, the Long-Term Incentive Plan.

AWARDS

     Stock Options. The Committee is authorized to grant options, which may be incentive stock options or nonqualified stock options, to participants. All options must be evidenced by a written award agreement between the Company and the participant, which will include such provisions as may be specified by the Committee. The Long-Term Incentive Plan provides that the exercise price of an option will not be less than the fair market value of the underlying Common Stock as of the date of the grant. The terms of any incentive stock option must meet the requirements of Section 422 of the Code, including stockholder approval requirements.

     Stock Appreciation Rights. The Committee may grant SARs to participants. Upon the exercise of a SAR, the participant has the right to receive the excess, if any, of: the fair market value of one share of Common Stock on the date of exercise, over the grant price of the SAR as determined by the Committee, which will not be less than the fair market value of one share of Common Stock on the date of grant. All awards of SARs must be evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the SAR, as determined by the Committee at the time of grant.

     Performance Units. The Committee may grant performance units to participants on such terms and conditions as may be selected by the Committee. The Committee will have the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units in its discretion which, depending on the extent to which they are met, will determine the number and value of performance units that will be paid to the participant.

     Restricted Stock Awards. The Committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

     Dividend Equivalents. The Committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Common Stock subject to an option award or SAR award, as determined by the Committee. The Committee may provide that dividend equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

     Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock as deemed by the Committee to be consistent with the purposes of the Long-Term Incentive Plan, including without limitation shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock and awards valued by reference to book value of shares of Common Stock or the value of securities of or the performance of specified parents or subsidiaries of the Company. The Committee will determine the terms and conditions of any such awards.

     Performance Goals. The Committee may determine that any award will be determined solely on the basis of (a) the achievement by the Company or a parent or subsidiary company of a specified target return, or target growth in return, on equity or assets, (b) the Company's, parent's or subsidiary's stock price,
(c) the Company's total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, (d) the achievement by a business unit of the Company, parent or subsidiary of a specified target, or target growth in, net income or earnings per share, or (e) any combination of the goals set forth in
(a) through (d) above. If an award is made on such basis, the

Committee will establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code
Section 162(m) or the regulations thereunder), and the Committee may reduce (but not increase) the award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

     Acceleration Upon Certain Events. Upon the participant's death or disability, all outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or SARs will thereafter continue or lapse in accordance with the other provisions of the Long-Term Incentive Plan and the award agreement. Unless otherwise provided in an Award Agreement approved by the Committee, if a Change in Control (as defined in the Long-Term Incentive Plan) occurs and is followed by a participant's termination of employment (other than by reason of participant's death, disability, resignation without good reason or termination for cause) within twelve months after the Change in Control, then all of such participant's unexercised Awards (whether vested or not vested) shall automatically vest and become unforfeitable and shall be cashed out at the greater of (a) the highest closing price per share paid for the purchase of Common Stock in a national securities market during the 90 day period ending on the date of the Change in Control (the "Change in Control Price") or (b) the fair market value of the Common Stock on the date of such termination. Upon a Change in Control that results directly or indirectly in the Common Stock (or the stock of any successor received in exchange therefor) ceasing to be publicly traded in a national securities market, all unexercised Awards (whether vested or not vested) shall automatically vest and become unforfeitable and shall be cashed out at the Change in Control Price. Upon a Change in Control, no action may be taken that would adversely affect the rights of any participant or the operation of the Long-Term Incentive Plan with respect to any Award to which a participant may be entitled on or prior to the date, or as a result, of the Change in Control. Under certain conditions, the Board of Directors may determine that events otherwise constituting a Change in Control will not be considered a Change in Control.

TERMINATION AND AMENDMENT

     The Board of Directors or the Committee may, at any time and from time to time, terminate, amend or modify the Long-Term Incentive Plan without stockholder approval. The Committee may, however, condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment or modification of the Long-Term Incentive Plan may adversely affect any award previously granted under the Long-Term Incentive Plan, without the written consent of the participant. The exercise price of any option held by an executive officer of the Company may not be reduced and the original term of any option held by an executive officer of the Company may not be extended.

CERTAIN FEDERAL INCOME TAX EFFECTS

     Nonqualified stock options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted nonqualified stock option. However, the participant will realize ordinary income on the exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction (subject to Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short-term or long-term capital gain, depending on the participant's holding period.

     Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of an incentive stock option or the exercise thereof by the participant, except that upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference. If the participant holds the shares of Common Stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of Common Stock (the "required holding period"), the difference between the aggregate option price and the amount realized upon disposition of the shares of Common Stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise over the aggregate option price, and the Company will be entitled to a federal income tax deduction in that amount (subject to Code Section 162(m) limitations).

     SARs. Under present federal income tax regulations, a participant receiving a SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When a participant exercises a SAR, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant, and the Company will be allowed a deduction in that amount for federal income tax purposes to the Company (subject to Code Section 162(m) limitations).

     Performance units. Under present federal income tax regulations, a participant receiving performance units will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When a participant receives payment of performance units, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant, and the Company will be allowed a deduction in that amount for federal income tax purposes (subject to Code Section 162(m) limitations)

     Restricted stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock, and the Company will be entitled to a tax deduction in that amount (subject to Code Section 162(m) limitations).

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     As of March 31, 2000, awards had been granted under the Long-Term Incentive Plan to the persons and groups shown in the table below. Any future awards under the Long-Term Incentive Plan will be made at the discretion of the Committee or the Board, as the case may be. Consequently, the Company cannot determine, with respect to (1) the executive officers of the Company, (2) all current executive officers as a group, (3) all non-executive directors, as a group, or (4) all eligible participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received in the future by such persons or groups pursuant to the Long-Term Incentive Plan.

                         1999 LONG-TERM INCENTIVE PLAN

                                                                STOCK OPTION GRANTS(1)
                                                              --------------------------
                                                              DOLLAR VALUE     NUMBER OF
NAME AND POSITION                                              OF OPTIONS       OPTIONS
-----------------                                             ------------     ---------
Sam A. Brooks...............................................     (2)            230,000
  Chairman of the Board, Chief Executive Officer and
  President
Gary Brukardt...............................................     (2)            140,000
  Executive Vice President and Chief Operating Officer
Raymond Hakim, M.D., Ph.D...................................     (2)            140,000
  Executive Vice President, Chief Medical Officer
Ronald Hinds................................................     (2)            140,000
  Former Executive Vice President, Chief Financial Officer
  and Treasurer
All Executive Officers as a Group...........................     (2)            650,000
All Non-Executive Directors as a Group......................     (2)                  0
All Non-Executive Officer Employees as a Group..............     (2)            290,390

---------------

(1) The options granted to such persons named in this table became exercisable as to 20% of the shares as of the respective grant dates, and will become exercisable with respect to an additional 20% of the shares on each of the first four anniversaries of the date of grant. The exercise price per share for options granted to executive officers of the Company during 1999 was $18.25 per share.
(2) The dollar value of the above options is dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise.

REASONS FOR AMENDMENT OF THE LONG-TERM INCENTIVE PLAN

     The Company believes that granting awards under the Long-Term Incentive Plan is necessary to attract, retain, and motivate qualified employees and consultants, including but not limited to individuals who are or will be employed by RCG. RCG also grants awards to new employees joining the Company through acquisitions. Management believes that grants to employees of acquired companies are an important tool, enhancing RCG's ability to acquire companies and pursue its growth strategy, by aligning the interests of these new employees with those of RCG's stockholders. In the past, the Company has also granted options to physicians serving as medical directors of some of its facilities. Of the approximately 7.7 million options currently outstanding, medical directors hold approximately 1.5 million options.

     There are currently fewer than 750,000 shares available for grant under the Company's Long-Term Incentive Plan and the Company's 1996 Stock Option Plan, which are the only plans under which the Company will make grants to current officers, employees and consultants. The Company has determined not to make future grants under option plans of acquired companies.

     The Company believes it is important to make annual grants to current officers and employees, so that they have a continuing incentive to improve the Company's performance that vests over a period of time and mirrors the results for the Company's stockholders. To be able to continue to use stock-based incentives to attract new employees, to incent and retain existing employees, and to align the incentives of employees of acquired companies with those of RCG's stockholders, the Board of Directors has recommended an amendment to increase the number shares of Common Stock reserved for issuance under the Long-Term Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO
                          THE LONG-TERM INCENTIVE PLAN

                        SECURITY OWNERSHIP OF DIRECTORS,
                      OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock held beneficially, directly or indirectly, as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (b) each director of the Company, (c) the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus for 1999 exceeded $100,000, including the Company's former Chief Financial Officer, who was not an executive officer of the Company as of December 31, 1999 (collectively, the "Named Executive Officers"), (d) the Company's current Chief Financial Officer, who is not a Named Executive Officer because his total salary and bonus for 1999 was less than $100,000, and (e) all directors and executive officers of the Company as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents.

                                  COMMON STOCK

                                                                  BENEFICIAL
                                                                 OWNERSHIP(1)
                                                              -------------------
NAME                                                           NUMBER     PERCENT
----                                                          ---------   -------
T. Rowe Price(2)............................................  2,159,150     5.0
Sam A. Brooks(3)............................................    939,505     2.1
Gary A. Brukardt(4).........................................    214,365       *
Raymond Hakim, M.D., Ph.D.(5)...............................    301,714       *
R. Dirk Allison(6)..........................................     35,000       *
Ronald Hinds(7).............................................    203,699       *
John D. Bower(8)............................................    874,056     2.0
Joseph C. Hutts(9)..........................................     24,750       *
Harry R. Jacobson, M.D.(10).................................    511,767       *
Kenneth E. Johnson, Jr., M.D.(11)...........................    449,693       *
William V. Lapham(12).......................................     11,850       *
Thomas A. Lowery, M.D.(13)..................................    305,079       *
Stephen D. McMurray, M.D.(14)...............................    161,302       *
W. Tom Meredith, M.D........................................    305,314       *
All executive officers and directors as a group (13
  persons)(15)..............................................  6,497,244    14.4

---------------

   * Less than 1% of the outstanding Common Stock.
 (1) Information relating to the beneficial ownership of Common Stock by the above individuals is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission (the "Commission") under Section 13(d) of the Exchange Act. Beneficial ownership includes shares as to which such person or group, directly or indirectly, through any contract, management, understanding, relationship, or otherwise has or shares voting power and/or investment power as those terms are defined in Rule 13d-3(a) of the

     Exchange Act. Except as indicated in other footnotes to this table, each individual listed above possesses sole voting and investment power with respect to all shares set forth by his or its name, except to the extent such power is shared by a spouse under applicable law. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage by the particular person or group, but are not deemed outstanding for any other purpose.
 (2) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore Maryland 21202. Includes shares owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the indicated shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact the beneficial owner of such shares." Such information is based solely on the Schedule 13G filed by Price Associates with the Commission in February 2000.
 (3) Includes 202,500 shares of Common Stock that may be acquired upon exercise of immediately exercisable warrants, 16,550 shares of restricted stock and 713,500 shares of Common Stock that may be acquired upon exercise of options. Does not include 454,000 shares of Common Stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (4) Includes 205,500 shares of Common Stock that may be acquired upon exercise of options and 6,525 shares of restricted stock. Does not include 314,500 shares of Common Stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (5) Includes 283,000 shares of Common Stock that may be acquired upon exercise of options and 6,525 shares of restricted stock. Does not include 179,500 shares of Common Stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (6) Includes 35,000 shares of Common Stock that may be acquired upon exercise of options. Does not include 140,000 shares of Common Stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (7) Includes 178,900 shares of Common Stock that may be acquired upon exercise of options and 15,750 shares of restricted stock. Does not include 283,000 shares of Common Stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (8) Includes 81,000 shares of Common Stock that may be acquired upon exercise of options. Does not include 3,375 shares of Common Stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (9) Includes 24,750 shares of Common Stock that may be acquired upon exercise of options.
(10) Includes 157,500 shares of Common Stock that may be acquired upon exercise of immediately exercisable warrants, 27,050 shares of restricted stock and 180,000 Shares of Common Stock that may be acquired upon exercise of options.
(11) Includes 401,318 shares of Common Stock owned by EVIG Konsten, L.P., an Arizona limited partnership and 43,875 shares of Common Stock owned by The Kenneth E. and Becky H. Johnson Foundation.
(12) Includes 11,250 shares of Common Stock that may be acquired upon exercise of options.
(13) Includes 45,000 shares of Common Stock that may be acquired upon exercise of options and 5,250 shares of restricted stock.
(14) Includes 18,000 shares of Common Stock that may be acquired upon exercise of options and 18,300 shares of restricted stock. Does not include 16,750 shares of Common Stock that may be acquired upon exercise of options that are owned by his spouse.
(15) Includes 2,135,900 shares of Common Stock that may be acquired upon exercise of options and warrants and 95,950 shares of restricted stock. Includes both the Company's current Chief Financial Officer and its former Chief Financial Officer.

                                   MANAGEMENT

     The current executive officers of the Company are listed in the table below. Biographical information concerning Sam A. Brooks, who is also a director of the Company, is set forth under Proposal 1 in this Proxy Statement. Biographical information concerning the other current executive officers of the Company is set forth below.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Sam A. Brooks..............................  61    Chairman of the Board, President, Chief
                                                   Executive Officer and Director
Gary A. Brukardt...........................  54    Executive Vice President, Chief Operating
                                                   Officer
Raymond Hakim, M.D., Ph.D..................  55    Executive Vice President and Chief Medical
                                                   Officer
R. Dirk Allison............................  44    Executive Vice President, Chief Financial
                                                   Officer, and Treasurer

     Mr. Brukardt has been Executive Vice President and Chief Operating Officer of the Company since 1996. From 1991 to 1996, Mr. Brukardt served as Executive Vice President of Baptist Health Care Affiliates in Nashville, Tennessee, where he was responsible for the development and operation of physician practice management organizations and the management of four hospitals and 22 outpatient facilities. In addition, from 1991 to 1996, Mr. Brukardt served as Chairman and President of HealthNet Management, Inc., a managed care company.

     Dr. Hakim has been Executive Vice President and Chief Medical Officer of the Company since 1995. He has published extensively on the adequacy of dialysis and the clinical aspects of biocompatibility. From 1992 to 1995, Dr. Hakim served as Medical Director for the Vanderbilt Dialysis Program. He served as a member of the Medical Board of Vanderbilt University Medical Center in 1992, as Chairman of the Ambulatory Services Committee of Vanderbilt University Medical Center in 1990 and 1991, and as Director, Clinical Nephrology of Vanderbilt University Medical Center from 1987 to 1991. He received his M.S. from Rensselaer Polytechnic Institute, his Ph.D. from Massachusetts Institute of Technology and his M.D. from McGill University. Dr. Hakim performed his residency at Royal Victoria Hospital and his renal fellowship at Brigham and Women's Hospital.

     Mr. Allison has been Executive Vice President and Chief Financial Officer of the Company since October 1999. From 1997 until 1999, Mr. Allison was President and Chief Executive Officer of MedSynergies, Inc. a physician practice management company specializing in eye care based in Dallas, Texas. From 1995 until 1997, Mr. Allison was President and Chief Executive Officer of Capstone Pharmacy Services, Inc., a public institutional pharmacy company with more than 40 pharmacies. From 1993 until 1995, Mr. Allison was President and Chief Executive Officer of PremierPharmacy, Inc. an institutional pharmacy company that was sold to Capstone Pharmacy Services, Inc. From 1987 until 1993, Mr. Allison was President and Chief Executive Officer of Allied Pharmacy Management, Inc., a hospital pharmacy management company. In 1987, Mr. Allison was Director of Internal Auditing for Wal-Mart Stores, Inc. Mr. Allison is a certified public accountant and holds an MBA from the University of Dallas and a BBA from Northeast Louisiana University.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Brooks, Allison and Brukardt and Dr. Hakim, as well as certain other key personnel. The terms of the employment agreements for Messrs. Brooks and Brukardt and Dr. Hakim commenced on January 15, 1998, and the term of Mr. Allison's commenced on October 15, 1999. Each employment agreement has a term of three years and successive one-year renewal terms thereafter. The employment agreement for each of the Named Executive Officers, other than Dr. Hakim, contains restrictive covenants prohibiting such officer from competing with the Company for a period of one year after the end of the employment term.

     The annual salaries of the executive officers as set forth in the employment agreements are $300,000, $250,000, $225,000, and $200,000 for Messrs.
Brooks, Allison and Brukardt and Dr. Hakim, respectively. These salaries are subject to adjustment by the Company's Compensation Committee, and their annual salaries during 1999 were $445,016, $250,000, $330,018, and $290,004 for Messrs.
Brooks, Allison and Brukardt and Dr. Hakim, respectively. Each executive officer is eligible under his employment agreement for bonuses at the sole discretion of the Company.

     The employment agreements of Messrs. Brooks, Allison and Brukardt, also provide for severance of (i) his salary (plus prior year bonus in the case of Mr. Brooks) for 12 months if such officer is terminated without cause, (ii) his salary for one month if such officer is terminated for cause, or (iii) his salary (plus prior year bonus) for 36 months if such officer is terminated within 12 months of certain changes in control of the Company either (A) without cause, or (B) by resignation of the officer as a result of declining to accept reassignment to a job that is not the equivalent of his then current position. Dr. Hakim's employment agreement contains similar severance provisions that become operative if he enters into a non-competition agreement. If any of the executive officers receives severance that would result in the imposition of excise tax under Section 4999 of the Code, he will be entitled to the amount described above plus a gross-up payment, if necessary, to reimburse him for any such excise tax plus all federal, state and local income and excise taxes imposed on such gross-up payment. In addition, following a change in control of the Company, if any of the above officers resigns for any reason or is terminated without cause, the non-competition covenants set forth in his employment agreement will become null and void.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual salaries paid to the Named Executive Officers for the fiscal years ended December 31, 1997, 1998 and 1999. As noted above, the Named Executive Officers include the Company's former Chief Financial Officer, who resigned that position effective October 27, 1999 and was not an executive officer of the Company as of December 31, 1999. The Named Executive Officers do not include the Company's current Chief Financial Officer.

                                                                          LONG-TERM COMPENSATION
                                                                 ----------------------------------------
                                                                                SECURITIES
                                           ANNUAL COMPENSATION    RESTRICTED    UNDERLYING
                                           -------------------      STOCK        OPTIONS/     ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS     AWARDS(1)(2)      SARS      COMPENSATION
---------------------------         ----   --------   --------   ------------   ----------   ------------
Sam A. Brooks.....................  1999   $445,016   $323,750     $113,096      230,000         --
  Chairman of the Board and         1998    356,530    258,750           --      300,000         --
  President                         1997    300,000    225,000      227,288      225,000         --
Gary A. Brukardt..................  1999    330,018    142,506           --      140,000         --
  Executive Vice President,         1998    294,623    142,500           --      187,500         --
  Chief Operating Officer           1997    250,000    125,000      113,644      112,500         --
Raymond Hakim, M.D., Ph.D.........  1999    290,004    135,000           --      140,000         --
  Executive Vice President          1998    252,692    122,500           --      112,500         --
  and Chief Medical Officer         1997    200,000     80,000      113,644           --         --
Ronald Hinds......................  1999    315,016    135,005      169,643      140,000         --
  Executive Vice President,         1998    278,660    135,000           --      187,500         --
  Chief Financial Officer, and      1997    225,000    112,500      182,875      146,250         --
  Treasurer

---------------

(1) Messrs. Brooks, Brukardt and Hinds, and Dr. Hakim were granted restricted stock awards of 13,050; 6,525; 10,500; and 6,525 shares respectively, on December 23, 1997. The values in the above table are based on a closing price of $17.417 on that date. The awards contain restrictions that lapse on December 23, 2002.

(2) Messrs. Brooks and Hinds were granted restricted stock awards of 3,500 and 5,250 shares respectively, on January 25, 1999. The values in the above table are based on a closing price of $32.313 on that date. The awards contain restrictions that lapse on January 25, 2004.

                             OPTION GRANTS IN 1999

     The following table is a summary of all stock options granted to the Named Executive Officers during the year ended December 31, 1999. Individual grants are listed separately for each Named Executive Officer. In addition, this table shows the potential gain that could be realized if the fair market value of the Common Stock were to appreciate at an annual rate of either 5% or 10% over the option term.

                                                                                                              POTENTIAL REALIZABLE
                                                                                                                VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF STOCK
                              NUMBER OF        % OF TOTAL OPTIONS                                              PRICE APPRECIATION
                              SECURITIES           GRANTED TO                                                  FOR OPTION TERM(2)
                          UNDERLYING OPTIONS   EMPLOYEES IN FISCAL    EXERCISE OR BASE                      ------------------------
          NAME               GRANTED (1)              YEAR            PRICE ($/SHARE)    EXPIRATION DATE        5%           10%
          ----            ------------------   -------------------    ----------------   ---------------    ----------    ----------
Sam A. Brooks...........       230,000                13.3%                $18.25            8/30/09        $2,639,785    $6,689,734
Gary A. Brukardt........       140,000                 8.1                 $18.25            8/30/09         1,606,826     4,072,012
Raymond Hakim, M.D.,
  Ph.D..................       140,000                 8.1                 $18.25            8/30/09         1,606,826     4,072,012
Ronald Hinds............       140,000                 8.1                 $18.25            8/30/09         1,606,826     4,072,012

---------------

(1) Options become exercisable as to 20% of the shares as of the grant date, and an additional 20% of the shares will vest on each of the first four anniversaries of the date of grant.
(2) The potential realizable value through the expiration date of the options has been determined on the basis of the market price per share at the time of grant compounded annually over the term of the option, net of the exercise price. These values have been determined based upon assumed rates of appreciation mandated by the Securities and Exchange Commission and are not intended to forecast the possible future appreciation, if any, of the price or value of the Common Stock.

            AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END VALUES

     Set forth below is information with respect to exercises of options by the Named Executive Officers during 1999 pursuant to the Company's stock incentive plans, and information with respect to unexercised options held by the Named Executive Officers as of December 31, 1999.

                                                                       NUMBER OF SECURITIES
                                                                            UNDERLYING                 VALUE OF UNEXERCISED
                                         NUMBER OF                      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                          SHARES                     HELD AT DECEMBER 31, 1999       AT DECEMBER 31, 1999(2)
                                         ACQUIRED        VALUE      ---------------------------    ----------------------------
                 NAME                   ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                   -----------   -----------   -----------   -------------    -----------    -------------
Sam A. Brooks.........................         0      $        0      713,500        454,000       $10,023,581     $2,094,253
Gary A. Brukardt......................    40,000         437,712      205,500        314,500          1,291460      1,652,448
Raymond Hakim, M.D., Ph.D.............         0               0      298,000        179,500         4,714,758        666,813
Ronald Hinds..........................    71,200       1,271,145      186,300        283,000         1,083,099      1,316,127

---------------

(1) These amounts represent the market value of the underlying Common Stock on the date of exercise, less the applicable exercise price.
(2) The market value of the Common Stock on the Nasdaq Stock Market was $23.375 per share as of December 31, 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     This report is submitted by the Company's Compensation Committee at the direction of the Board of Directors. It provides information regarding the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers. The Compensation Committee of the Board of Directors is responsible for all decisions regarding compensation for the Company's executive officers. The Compensation Committee is composed of four non-employee directors. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of the Company, the Committee places considerable importance on the task of creating and implementing the Company's executive compensation program. During 1999 the Board of Directors created the Stock Option Subcommittee of the Compensation Committee. This subcommittee administers the Company's stock option and incentive plans.

     The Company's executive compensation program is focused on stockholder value, the overall performance of the Company, the effect of the executive's performance on the success of the Company and the individual performance of the particular executive.

COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to integrate the compensation of the Company's executive officers with corporate performance. The Committee's objectives are to measure executive performance against short-term and long-term goals, reward performance, and recognize individual initiative and achievements. The Compensation Committee is also focused on assisting the Company in attracting, motivating, and retaining qualified executives, and aligning the incentives of management with the interests of stockholders. In administering the compensation policies and programs used by the Compensation Committee and endorsed by the Board of Directors, the Compensation Committee:

     - recommends total compensation of executive officers in relation to Company performance;

     - aligns compensation amounts with comparable levels paid to executive officers of companies comparable in size and performance to the Company; and

     - provides cash bonuses based upon a percentage of annual salary to motivate and retain high quality executive officers.

     The Stock Option Subcommittee now considers and approves all grants of stock options and restricted stock. The compensation program of the Company currently consists of base salary, annual incentive compensation in the form of cash bonuses, restricted stock awards, and options. In 1999, the Compensation Committee reviewed the Company's executive compensation relative to executive compensation of peer groups. Because the Company's compensation plan involves incentives contingent upon the Company's performance and individual performance, an executive officer's actual compensation level in any particular year may be above or below that of similarly situated officers of competitors. The Compensation Committee reviews each element of executive compensation annually.

     The key components of the Company's executive compensation program are described below.

BASE SALARY

     The Compensation Committee, along with the CEO of the Company, reviews and approves an annual salary plan for the Company's executive officers. The salary plan is developed by the Company's CEO. Many subjective factors are included in determining these salary plans, such as the executive officer's responsibilities, the scope of the position, length of service with the Company, corporate and individual performance, and salaries paid by other health care services companies to officers in similar positions. While these subjective factors are then integrated with objective factors, including the Company's net income, earnings per share, return on equity, and growth, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer.

BONUSES

     The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on the Company's achievement of specific performance criteria, including earnings per share, clinical performance and individual performance. Executive officers of the Company receive a cash bonus based on a percentage of annual base salary, if the Company and the executive officer meet annual performance targets. The performance targets are established and communicated at the beginning of each year. Prior to 1999 the performance targets focused primarily on the Company's earnings per share and other financial measures. Beginning in 1999, the Compensation Committee added clinical performance targets and individual performance targets to the criteria on which bonuses could be based. The Compensation Committee added these additional performance targets because it believes the Company's long-term success depends on keeping the Company's patients healthy and on having the executive officers take responsibility for meeting their personal goals, both of which may not translate directly into improved annual financial performance. Bonuses for executive officers can be as much as 112.5% in the case of the CEO and 75% for Executive Vice Presidents. This means that a significant part of each executive's cash compensation package is at risk.

LONG-TERM COMPONENT -- STOCK INCENTIVE PLANS

     To date, the Company has relied primarily upon stock option and restricted stock awards to provide long-term incentives for executives and to align executives' incentives more closely with the interests of stockholders. The Stock Option Subcommittee of the Compensation Committee continues to believe that stock options and restricted stock awards have been and remain an excellent vehicle for providing financial incentives for management. The Company's stock incentive plans permit the Company to issue stock options and restricted stock awards to officers, key employees, and consultants of the Company. Subject to general limits prescribed by the stock incentive plans, the Stock Option Subcommittee of the Compensation Committee has the authority to determine the individuals to whom stock options and restricted stock awards will be granted, the terms of the options and restricted stock awards, and the number of shares subject to each option or restricted stock award. The size of any particular stock option or restricted stock award is based upon position and the executive's individual performance during the related evaluation period. With respect to stock options, because the exercise price of the options is the market price of stock on the date of grant and the options generally vest over a period of time and carry a ten-year life, employees benefit only if the value of the Company's Common Stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's stockholders. For this reason, the Company uses stock options as it's predominate long-term incentive program.

     Executive officers of the Company may also participate in the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"). Executive officers participate in the Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Stock Purchase Plan. All contributions to the Stock Purchase Plan are made or invested in the Company's Common Stock. These features are intended to align further the employees' and stockholders' long-term financial interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee's basis for compensation of the CEO is based on the compensation philosophy discussed above. Mr. Brooks participates in the same executive compensation plans available to the other executive officers. In 1999, the Compensation Committee set the base salary of Mr. Brooks, the Company's Chief Executive Officer, at $445,016. The Stock Option Subcommittee approved a grant of options to purchase 230,000 shares of Common Stock. The compensation levels established for Mr. Brooks were in response to the Board's, the Committee's and the Subcommittee's assessments of the Company's performance and accomplishments in 1999, as well as Mr. Brooks' position in the Company and the nature of his responsibilities and contributions. The Committee considered Mr. Brooks' performance in terms of the Company's success in meeting its performance targets, from both an operational and a financial standpoint, and in developing and executing its strategic plan. In evaluating Mr. Brooks' compensation, the Committee also considered the Company's performance relative to its peers and competitors in the health care services industry.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

     The Compensation Committee and the Stock Option Subcommittee intend to work to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met. However, the Compensation Committee may, in a particular case, decide to approve compensation that may prove not to be deductible.

SUMMARY

     The Committee believes that this mix of base salaries, variable cash incentives and the potential for equity ownership in the Company represents a balance that will motivate the management team to produce strong returns for the Company's stockholders over the long term. The Committee also further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on stockholder value.

Submitted by the Compensation Committee of the Company's Board of Directors.

Stephen D. McMurray, M.D., Chairman
Joseph C. Hutts
William V. Lapham
W. Tom Meredith, M.D.

                               STOCKHOLDER RETURN
                               PERFORMANCE GRAPH

     The following is a comparative performance graph that compares the percentage change of cumulative total stockholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the percentage change of cumulative total stockholder return on the Company's Common Stock with (1) the Standard & Poor's 500 Composite Index (the "Broad Index") and (2) the Nasdaq Health Services Stocks, SIC Codes 8000-8099 (the "Industry Index"). The graph begins on February 6, 1996, the date on which the Company's Common Stock first began trading on the Nasdaq National Market. For purposes of preparing the graph, the Company assumed that an investment of $100 was made on February 6, 1996 in each of Company's Common Stock, the Broad Index and the Industry Index and that all dividends, if any, were reinvested at the time they were paid.

     The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the Company's Common Stock.

                                                 RENAL CARE GROUP, INC.          S&P 500 STOCKS          NASDAQ HEALTH SERVICES
                                                 ----------------------          --------------          STOCKS SIC 8000-8099 US
                                                                                                                & FOREIGN
                                                                                                         -----------------------
02/1996                                                  100.00                      100.00                      100.00
12/1996                                                  131.80                      117.10                       99.00
12/1997                                                  200.00                      156.20                      101.60
12/1998                                                  270.10                      201.60                       86.10
12/1999                                                  219.10                      244.10                       70.20

---------------

(A) The lines represent annual index levels derived from compounded daily returns that include all dividends.
(B) The indexes are reweighted daily, using the market capitalization on the previous trading day.
(C) If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
(D)  The index level for all series was set to $100.00 on 02/06/1996.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Joseph C. Hutts, Stephen D. McMurray, M.D., W. Tom Meredith, M.D. and William V. Lapham. Mr. Brooks, the Chairman of the Board, Chief Executive Officer, President, and a Director of the Company, is a member of the board of directors of PhyCor, Inc., of which Mr. Hutts is the Chairman of the Board, President and Chief Executive Officer.

     Dr. McMurray is a member of Indiana Dialysis Management, P.C., a practice group currently consisting of eight nephrologists. The Company entered into a Medical Director Agreement dated February 12, 1996 with that practice group. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $326,000 subject to agreed adjustments. In 1999, the Company paid Indiana Dialysis Management, P.C. $500,000 under this agreement.

     The Company entered into an Independent Contractor Agreement with Dr. McMurray, dated November 20, 1997, pursuant to which Dr. McMurray receives $12,000 per month in connection with services to be provided to the Company. Dr. McMurray received $144,000 under this agreement during 1999. Dr. McMurray received an award of 5,250 shares of restricted stock subject to restrictions and other terms and conditions set forth in that certain Restricted Stock Award Agreement effective January 25, 1999.

     Barbara McMurray, Dr. McMurray's spouse, is a party to an employment agreement dated February 6, 1996 with the Company with an annual base salary of $115,000 and with a term of three years, renewable thereafter for successive one-year terms. Ms. McMurray serves as Regional Manager of Clinical Services Central/East of the Company. During 1999, Ms. McMurray received $181,904.18 in salary and bonus for her services under this Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MEDICAL DIRECTOR ARRANGEMENTS

     Dr. Lowery is a member of Tyler Nephrology Associates, P.A., a practice group currently consisting of five nephrologists. The Company entered into a Medical Director Agreement with that practice group dated February 12, 1996. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $392,000 subject to agreed adjustments. During 1999, the Company paid Tyler Nephrology Associates, P.A. $400,580 under this agreement.

     Dr. Bower is a party to an agreement with the Company dated February 12, 1996 to serve as Chief Medical Officer of the Company's centers in Mississippi for which he is compensated $100,000 annually through February 2000. The agreement has a term of four years with successive annual renewals.

     Dr. Johnson is a party to a Medical Director Services Agreement with several additional nephrologists dated September 30, 1996 that has a term of seven years with successive renewal terms of three years each and currently provides for medical director fees of $840,000 per year. During 1999, the Company paid Dr. Johnson and such nephrologists $840,000 in the aggregate under this Agreement. The Company is also a party to an oral agreement with Dr. Johnson, pursuant to which Dr. Johnson received $75,000 in 1999 for consulting services provided to the Company's operations in Arizona.

     The Company believes that each of the foregoing Medical Director Agreements was obtained on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The terms of each such Medical Director Agreement were determined by arm's-length negotiations between the Company and the practices generally before the practice became affiliated with the Company and before the director became a director of the Company. "See Compensation Committee Interlocks and Insider Participation" for a discussion of the terms of Medical Director Agreement between the Company and Dr. McMurray's practice group.

LEASES OF REAL PROPERTY

     Pursuant to a lease agreement dated February 12, 1996, the Company leases from an affiliate of Dr. Bower approximately 20,000 square feet of administrative and other space used by the Company for the operation of the centers acquired from Kidney Care. The lease is a triple net lease at a rate of approximately $6.00 per square foot per year, or a gross payment of approximately $10,000 per month. The lease contains an initial term of ten years and two five-year renewal options. During 1999, the Company paid the affiliate of Dr. Bower $157,010 under this lease.

     Dr. Lowery owns a 25% interest in certain real property and improvements used in connection with the operation of two of the Company's centers in Tyler, Texas. Pursuant to lease agreements dated February 12, 1996, the Company leases those centers which are located in Carthage and Tyler, Texas. Each lease is a triple net lease with rent payable at $12.00 per square foot per year. The Tyler lease requires a gross payment of $20,092 per month, and the Carthage lease requires a gross payment of $2,479 per month. Each lease has an initial term of ten years with two additional five-year renewal options. The amount of rent is subject to a consumer price index adjustment after the initial five-year period. In addition, the Company has subleased back to Tyler Nephrology Associates, Inc. a portion of the Tyler center on terms substantially similar to those contained in the lease of such center to the Company. During 1999, the Company paid $226,250 in rent under these leases net of amounts attributable to the sublease.

     The Company believes that each of the foregoing Leases was obtained on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

EMPLOYMENT ARRANGEMENTS

     Anne N. Bower, Dr. Bower's daughter, is a party to an employment agreement dated February 7, 1996 with the Company with an annual base salary of $125,000 and with a term of three years, renewable thereafter for successive one-year terms. Ms. Bower serves as the chief operating officer of the Company's Mississippi operations.

RELATIONSHIP WITH VANDERBILT UNIVERSITY

     Dr. Jacobson currently serves as Vice Chancellor for Health Affairs at Vanderbilt University and as Professor of Medicine at Vanderbilt University.

     On February 12, 1996, the Company assumed a Dialysis Center Management Agreement with Vanderbilt University Medical Center pursuant to which the Company manages the outpatient dialysis center of Vanderbilt University Medical Center. The Company received approximately $477,550 pursuant to this agreement for the year ended December 31, 1999. This agreement has a one-year term that is automatically renewed each year unless either party cancels the agreement at least 90 days prior to the end of the current term.

COMPANY POLICY

     The Company has adopted a policy pursuant to which transactions with affiliates (other than those entered into in connection with the formation of the Company) must be reviewed by the Audit and Compliance Committee and approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Exchange Act, the Company's directors, executive officers and any person holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC and the Nasdaq Stock Market's National Market. These persons also are required by SEC regulations to furnish copies of these reports to the Company. Specific due dates for these reports have been established, and the Company must report in this Proxy Statement any failure to make required filings in 1999. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors, officers, and ten percent beneficial owners, all reporting requirements were satisfied, with the exception of: (1) a Form 4 that was filed late by W. Tom Meredith, M.D. in connection with the sale of 20,000 shares of Common Stock; and (2) a Form 3 that was filed late by William V. Lapham.

                                    AUDITORS

     The firm of Ernst & Young LLP has served as the Company's independent public accountants since inception and, while not yet approved by the audit committee, is expected to be selected to serve in that capacity for the fiscal year ended December 31, 2000. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to questions from stockholders and to make a statement if he so desires.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Stockholders of the Company wishing to submit a proposal for action at the Company's 2001 annual meeting of stockholders and to have the proposal included in the Company's proxy materials relating to that meeting, must deliver their proposals to the Company at its principal offices not later than December 29, 2000. Additional legal requirements apply to any inclusion of stockholder proposals in proxy materials of the Company.

                                 ANNUAL REPORTS

     The Company's 1999 Annual Report to stockholders is being mailed to the Company's stockholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the Securities and Exchange Commission may be obtained by any stockholder, free of charge, upon written request to the Secretary, Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

                                 OTHER MATTERS

     The management of the Company knows of no other matters to be presented and acted upon at the Annual Meeting other than those set forth in the accompanying notice. However, if any other matters requiring a vote of the stockholders should properly come before the Annual Meeting or any adjournment thereof, each proxy will be voted with respect thereto in accordance with the best judgment of the proxy holder.

                             RENAL CARE GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Sam A. Brooks and R. Dirk Allison as Proxies, each with power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of Renal Care Group, Inc. held of record by the undersigned on April 17, 2000, at the Annual Meeting of Stockholders to be held on June 7, 2000.

    The Board of Directors recommends a vote "FOR" all of the following proposals:

1.  ELECTION OF DIRECTORS

    [ ]  FOR all nominees listed below                           [ ]  WITHHOLD AUTHORITY to vote
         (except as marked to the contrary)                           for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

   (Sam A. Brooks, Stephen D. McMurray, M.D. and William V. Lapham as Class I
                                   Directors)

2. PROPOSAL TO: approve an amendment to the Renal Care Group, Inc. 1999 Long-Term Incentive Plan that would increase the number of shares available for issuance from 1,500,000 to 2,500,000; and

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

             (Continued and to be dated and signed on reverse side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL 2 ABOVE.

                                              Please sign exactly as name
                                          appears below. When shares are held by
                                          joint tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by President or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.

                                          Dated:                          , 2000
                                                --------------------------

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Signature if held jointly